Exhibit 99.1

FOR IMMEDIATE RELEASE

July 15, 2021	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS THIRD QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its Good Times brand increased 2.9% for its third fiscal quarter ended June 29, 2021. Year-over-year same store sales at its Bad Daddy’s brand increased 61.4% during the quarter compared to its fiscal 2020 third quarter, driven by reductions in COVID-19-related restrictions and the rollover of prior-year impacts of the pandemic. Compared to 2019, sales during the third quarter of 2021 increased by 14.3% at Good Times and by 0.7% at Bad Daddy’s restaurants, among restaurants that were open for the full third quarter in both years. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

April (4 weeks)	25.1%	29,613	130.6%	49,318
May (4 weeks)	-3.3%	30,289	73.4%	50,061
June (5 weeks)	-5.6%	29,517	26.9%	51,508
Third Quarter 2021	2.9%	29,784	61.4%	50,397
YTD 2021	14.7%	27,300	16.4%	44,306

[1]	Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

[2]	Average weekly sales include all company-owned restaurants.

Ryan Zink, President and CEO, said “We have seen an increased preference for the full-service restaurant experience as vaccines have become more widely available and customers have become more comfortable in group settings with reduced COVID-19-related restrictions. Due to hourly staffing constraints that are common in the industry today, both of our concepts are still operating at reduced hours, with most of our restaurants closing one hour earlier, compared to 2019. We continue to prioritize higher-levels of customer service and improved working hours for our employees over maximizing operating hours. We are pleased with the sales results from both brands, as sales have returned to 2019 levels at Bad Daddy’s and at Good Times are seeing only marginal year-over-year sales declines as we lap dining room restrictions from last year. Additionally, during the quarter we opened our 40th Bad Daddy’s restaurant in the greater Atlanta market. The restaurant opened as the leading sales restaurant for us in this market and is achieving our target for new restaurant volumes.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440